EXHIBIT 99.1

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ANNOUNCES FOURTH QUARTER AND
FISCAL 2016 OPERATING RESULTS

Milwaukee, WI - December 14, 2016 - Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported fourth quarter and fiscal 2016 results.

Fourth Quarter and Full Year Summary

•	Fourth quarter bookings of $559 million, down 9 percent; full year bookings of $2.3 billion, down 14 percent from a year ago

•	Loss per diluted share; fourth quarter $(0.09) compared to $(13.49) in prior year, full year $(0.65) compared to $(12.08) in prior year

•	Adjusted earnings per diluted share; fourth quarter $0.17 compared to $0.43 in prior year, full year $0.13 compared to $1.96 in the prior year

•	Cash from operations in the quarter of $75 million, down $112 million from a year ago and $254 million for the year, a decrease of $102 million from the prior year

Fourth Quarter and Full Year Operating Results

"In late fiscal year 2016, we saw the beginning of global commodity markets rebalancing as supply surpluses started to be absorbed and pricing improved from decade low levels," said Ted Doheny, President and Chief Executive Officer. "Despite these improvements, the mining industry continues to defer capital and maintenance spending, which is reflected in our quarter and full year bookings levels, although the year-over-year rate of decline in service bookings has lessened. Our team once again delivered financial results in line with our expectations, with continued solid cash generation, cost reduction ahead of target and steady advancement of our growth strategies."

Bookings - (in millions)
	Quarter Ended
	October 28, 2016	October 30, 2015	% Change
Segment:
Underground	$287	$364	(21)%
Surface	289	294	(2)%
Eliminations	(17)	(41)
Total Bookings by Segment	$559	$617	(9)%

Product:
Service	$483	$519	(7)%
Original Equipment	76	98	(22)%
Total Bookings by Product	$559	$617	(9)%

Consolidated bookings in the fourth quarter totaled $559 million, a decrease of 9 percent versus the fourth quarter of last year. Original equipment orders decreased 22 percent while service orders decreased 7 percent compared to the prior year. Current quarter bookings were reduced by $13 million from the impact of foreign currency exchange movements versus the year ago period, a $12 million decrease for original equipment and a $1 million decrease for service bookings. After adjusting for foreign currency exchange, orders were down 7 percent compared to the fourth quarter of last year, with original equipment orders down 10 percent and service orders down 7 percent.

Bookings for underground mining machinery decreased 21 percent in comparison to the fourth quarter of last year. Original equipment orders decreased 58 percent compared to the prior year with decreases in all regions except North America. Service orders decreased 9 percent compared to the prior year with decreases in all regions except Africa and Eurasia. The year-over-year service decrease was primarily driven by North America coal and cyclical rebuild activity in Australia. Orders for underground mining machinery were reduced by $15 million from the impact of foreign currency exchange compared to the fourth quarter of last year, due primarily to the decline of the British pound sterling relative to the U.S. dollar.

Bookings for surface mining equipment decreased 2 percent in comparison to the fourth quarter of last year. Original equipment orders increased 49 percent compared to the prior year. Original equipment orders increased primarily in Latin America and Australia with declines in North America and Eurasia. Service orders decreased 7 percent compared to the prior year, with declines in North America, Eurasia, Africa and Australia partially offset by increases in Latin America and China. Orders for surface mining equipment were increased by $2 million from the impact of foreign currency exchange compared to the fourth quarter of last year, due primarily to the strengthening of the Australian dollar relative to the U.S. dollar.

Backlog was $819 million as of the end of the fiscal fourth quarter 2016, compared to $873 million at the beginning of the fiscal year 2016.

Net Sales - (in millions)
	Quarter Ended
	October 28, 2016	October 30, 2015	% Change
Segment:
Underground	$358	$516	(31)%
Surface	328	377	(13)%
Eliminations	(30)	(28)
Total Net Sales by Segment	$656	$865	(24)%

Product:
Service	$514	$654	(21)%
Original Equipment	142	211	(33)%
Total Net Sales by Product	$656	$865	(24)%

Consolidated net sales totaled $656 million, a 24 percent decrease versus the fourth quarter of last year. Original equipment sales decreased 33 percent while service sales decreased 21 percent compared to the prior year. Current quarter net sales were reduced by $10 million from the impact of foreign currency exchange movements versus the year ago period. When adjusting for foreign currency exchange, sales were down 23 percent compared to the fourth quarter of last year, with original equipment sales down 30 percent and service sales down 21 percent.

Net sales for underground mining machinery decreased 31 percent in comparison to the fourth quarter of last year. Original equipment sales decreased 42 percent compared to the prior year, with decreases in all regions except Eurasia. Service sales decreased 24 percent compared to the prior year, with declines in North America, Eurasia, Australia and China, partially offset by increases in Africa. Net sales for underground mining machinery were reduced by $10 million from the impact of foreign currency exchange compared to the prior year fourth quarter, due primarily to the decline in the value of the British pound sterling and South African rand relative to the U.S. dollar.

Net sales for surface mining equipment decreased 13 percent in comparison to the fourth quarter of last year. Original equipment sales increased 42 percent compared to the prior year, with increases in North America, Latin America and Australia partially offset by declines in Eurasia and China. Service sales decreased 19 percent compared to the prior year, with decreases in all regions. The impact of foreign currency exchange compared to the prior year fourth quarter was not material relative to the U.S. dollar.

Reconciliation of Operating Income (Loss) to Adjusted Operating Income
(in millions)	Quarter Ended
	October 28, 2016	October 30, 2015	Return on Sales
			2016	2015
Underground	$18.3	$(1,285.7)	5.1%	(249.2)%
Surface	29.7	24.0	9.1	6.3
Corporate Expenses	(28.3)	(73.1)
Eliminations	(6.5)	(8.2)
Operating Income (Loss)	13.2	(1,343.0)	2.0%	(155.2)%
Restructuring and related charges	10.1	13.9	1.5	1.6
Impairment charges	—	1,338.2	—	154.7
Mark to market pension charges	16.0	63.3	2.5	7.3
Merger costs	2.9	—	0.4	—
Excess purchase accounting	—	2.7	—	0.3
Acquisition costs	—	(0.1)	—	—
Adjusted Operating Income	$42.2	$75.0	6.4%	8.7%

Operating income for the fourth quarter of fiscal 2016 totaled $13 million, compared to a loss of $1,343 million in the fourth quarter of fiscal 2015. The $1,356 million year-over-year increase in operating income in the quarter was due to impairment charges in 2015 that did not repeat in the current quarter and savings from the company's cost reduction programs, partially offset by lower sales volumes and increased incentive compensation costs. The fourth quarter of 2016 included an aggregate negative impact of $29 million from restructuring charges, mark to market pension charges, and merger costs compared to a $1,418 million negative impact for impairment charges, mark to market pension charges, restructuring charges, excess purchase accounting and acquisition costs in 2015.

During the fourth quarter of fiscal 2016, restructuring activities continued to align the company's workforce and overall cost structure with current and anticipated levels of demand. The restructuring activities in the current quarter of $10 million were primarily in China, inclusive of non-cash inventory charges directly related to facility idling and employee severance and termination costs.

In the fourth quarter of fiscal 2015, impairment tests resulted in the full impairment of the underground reporting unit goodwill of $1,199 million, other intangible assets and other long-lived asset impairments of $118 million on the underground segment and $21 million of other intangible assets and other long-lived asset impairments on the surface segment.

The fourth quarter results also included a non-cash charge of $16 million and $63 million for fiscal 2016 and 2015, respectively, associated with the company's mark to market accounting for recognition of expense under its pension and postretirement benefit plans. This accounting policy eliminates the deferral and subsequent amortization of historic gains and losses on the company's pension and postretirement obligations and related plan assets and reflects those gains and losses immediately upon remeasurement of the plan assets and liabilities at each fiscal year-end. Other benefit costs including administrative costs and interest costs, offset by expected return on assets, continue to be recognized within operating results.

Reconciliation of Net Loss and Loss per Share to Adjusted Net Income and Adjusted Earnings per Share
	Quarter Ended
	October 28, 2016		October 30, 2015
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating income (loss)	$13.2		$(1,343.0)
Interest expense, net	10.9		13.5
Loss on early debt retirement	—		14.3
Income tax provision (benefit)	10.7		(55.1)
Net loss and loss per share	(8.4)	$(0.09)	(1,315.7)	$(13.49)
Restructuring and related charges	10.1	0.10	13.9	0.14
Tax benefit on restructuring charges	(0.9)	—	(4.5)	(0.05)
Mark to market pension charges	16.1	0.16	63.3	0.65
Tax benefit on mark to market pension charges	(8.0)	(0.08)	(23.6)	(0.24)
Impairment charges	—	—	1,338.2	13.72
Tax benefit on impairment charges	—	—	(40.1)	(0.41)
Merger costs	2.9	0.03	—	—
Tax benefit on merger costs	(1.1)	(0.01)	—	—
Excess purchase accounting	—	—	2.7	0.03
Tax benefit on excess purchase accounting	—	—	(0.9)	(0.01)
Acquisition costs	—	—	(0.1)	—
Loss on early debt retirement	—	—	14.3	0.15
Tax benefit on loss on early debt retirement	—	—	(5.2)	(0.05)
Net discrete tax charge (benefit)	5.9	0.06	(0.6)	(0.01)
Adjusted net income and adjusted earnings per share	$16.6	$0.17	$41.7	$0.43

Fully diluted loss per share for the fourth quarter of fiscal 2016 totaled $0.09, compared to a fully diluted loss per share of $13.49 in the fourth quarter of fiscal 2015. The fourth quarter of fiscal 2016 included a net negative impact of $0.26 per share for mark to market pension charges, restructuring charges, merger costs and a net discrete tax charge. This compares to a negative net impact of $13.92 per share for impairment charges, mark to market pension charges, restructuring charges, excess purchase accounting, acquisition costs, loss on early debt retirement and net discrete tax benefits in the fourth quarter of fiscal 2015.

The effective income tax rate was 482 percent for the fourth quarter of fiscal 2016, compared to 4 percent in the fourth quarter of fiscal 2015. Excluding pension items, restructuring charges, merger costs and net discrete tax charges, the effective income tax rate was 47 percent in the fourth quarter of 2016. In the fourth quarter of fiscal 2016, we recognized a net discrete tax charge of $6 million primarily associated with income tax audits and a reduction of permanent tax deductions as a result of loss carrybacks. Excluding pension items, restructuring charges, impairment charges, excess purchase accounting, loss on debt retirement and net discrete tax benefits, the effective income tax rate was 32 percent in the fourth quarter of 2015. The effective income tax rates in the fourth quarters of fiscal 2016 and 2015, respectively, were impacted by an increase in the amount of losses in jurisdictions with no currently recognizable benefit.

Liquidity

Cash provided by continuing operations was $75 million for the fourth quarter of fiscal 2016, compared to $187 million in the fourth quarter of fiscal 2015. The year-over-year decrease in cash from continuing operations was primarily due to the collection of long-term receivables in the prior year fourth quarter and reduced cash from trade working capital compared to the prior year period. Included in cash provided by operating activities for the fourth quarter of fiscal 2015 is a loss on the retirement of debt of $14 million, which represented the make-whole premium on the redemption of our 6.0% Senior Notes due 2016.

Capital expenditures were $11 million in the fourth quarter of fiscal 2016, compared to $14 million in the fourth quarter of fiscal 2015.

As of the end of the fiscal fourth quarter 2016, $751 million was available for borrowings under our credit agreement. In December 2015, the credit agreement was amended to increase the maximum consolidated leverage ratio starting in the second quarter of 2016 and continuing through to the first quarter of 2018, with a maximum ratio of 4.5x for the fourth quarter of 2016 through the second quarter of fiscal 2017.  We were in compliance with all financial covenants under our credit agreement as of the end of the fourth quarter of 2016.

During the fourth quarter of 2015, the company elected to redeem the entire $250 million aggregate principal amount of its 6.0% Senior Notes due 2016 to reduce interest expense and improve bank and credit rating leverage metrics. The cost of the redemption, including the payment of the make-whole premium, was funded with a combination of cash on hand and borrowings under the company’s unsecured revolving credit facility.

Full Year Operating Results

Bookings - (in millions)
	Year Ended
	October 28, 2016	October 30, 2015	% Change
Segment:
Underground	$1,220	$1,574	(23)%
Surface	1,163	1,274	(9)%
Eliminations	(66)	(152)
Total Bookings by Segment	$2,317	$2,696	(14)%

Product:
Service	$1,903	$2,175	(13)%
Original Equipment	414	521	(21)%
Total Bookings by Product	$2,317	$2,696	(14)%

Consolidated bookings in fiscal 2016 totaled $2.3 billion, a decrease of 14 percent versus last year. Original equipment orders decreased 21 percent and service orders decreased 13 percent compared to the prior year. Current year bookings were reduced by $110 million from the impact of foreign currency exchange movements when compared to the prior year, a $45 million decrease for original equipment and a $65 million decrease for service bookings. When adjusting for foreign currency exchange, orders were down 10 percent compared to last year, with original equipment orders down 12 percent and service orders down 10 percent.

Bookings for underground mining machinery decreased 23 percent in comparison to last year. Original equipment orders decreased 37 percent compared to the prior year, with declines in all regions except Eurasia and Latin America. Service orders decreased 17 percent compared to the prior year with decreases in all regions except Latin America and Eurasia, which was inclusive of incremental year-over-year increases in Montabert hard rock orders of $58 million. Orders for underground mining machinery were reduced by $96 million from the impact of foreign currency exchange compared to last year, due primarily to the decline in the value of the British pound sterling, South African rand and Chinese yuan renminbi relative to the U.S. dollar.

Bookings for surface mining equipment decreased 9 percent in comparison to last year. Original equipment orders decreased 5 percent compared to the prior year. Original equipment order decreases in Eurasia and North America were partially offset by increases in Latin America, Australia and China. Service orders decreased 9 percent compared to the prior year, with decreases in all regions except Eurasia. Orders for surface mining equipment were reduced by $14 million from the impact of foreign currency exchange compared to last year, due primarily to the decline in the value of the South African rand, Australian dollar and Canadian dollar relative to the U.S. dollar.

Net Sales - (in millions)
	Year Ended
	October 28, 2016	October 30, 2015	% Change
Segment:
Underground	$1,293	$1,778	(27)%
Surface	1,178	1,510	(22)%
Eliminations	(100)	(116)
Total Net Sales by Segment	$2,371	$3,172	(25)%

Product:
Service	$1,856	$2,357	(21)%
Original Equipment	515	815	(37)%
Total Net Sales by Product	$2,371	$3,172	(25)%

Consolidated net sales totaled $2.4 billion, a 25 percent decrease versus last year. Original equipment sales decreased 37 percent and service sales decreased 21 percent compared to the prior year. Current year net sales were reduced by $87 million from the impact of foreign currency exchange movements versus the year ago period, an $18 million decrease for original equipment and a $69 million decrease for service sales. After adjusting for foreign currency exchange, sales were down 22 percent compared to last year, with original equipment sales down 35 percent and service sales down 18 percent.

Net sales for underground mining machinery decreased 27 percent in comparison to last year. Original equipment sales decreased 35 percent compared to the prior year, with decreases in all regions except Eurasia and Latin America. Service sales decreased 24 percent compared to the prior year, with an increase in Eurasia and Latin America more than offset by decreases in all other regions. Net sales for underground mining machinery were reduced by $67 million from the impact of foreign currency exchange compared to the prior year, due primarily to the decline in the value of the South African rand, British pound sterling and Australian dollar relative to the U.S. dollar.

Net sales for surface mining equipment decreased 22 percent in comparison to last year. Original equipment sales decreased 36 percent compared to the prior year, with declines in all regions except North America. Service sales decreased 19 percent compared to the prior year, with declines in all regions except Eurasia. Net sales for surface mining equipment were reduced by $20 million from the impact of foreign currency exchange compared to the prior year, due primarily to the decline in the value of the South African rand, Chilean peso and Australian dollar relative to the U.S. dollar.

Reconciliation of Operating Loss to Adjusted Operating Income
(in millions)	Year Ended
	October 28, 2016	October 30, 2015	Return on Sales
			2016	2015
Underground	$(47.6)	$(1,151.7)	(3.7)%	(64.8)%
Surface	90.5	173.7	7.7	11.5
Corporate Expenses	(59.8)	(102.7)
Eliminations	(24.5)	(28.7)
Operating Loss	(41.4)	(1,109.4)	(1.7)%	(35.0)%
Restructuring and related charges	77.2	33.4	3.2	1.1
Impairment charges	19.0	1,338.2	0.8	42.2
Pension related items	16.1	57.0	0.7	1.8
Excess purchase accounting	—	5.5	—	0.2
Acquisition costs	—	0.8	—	—
Merger costs	5.4	—	0.2	—
Adjusted Operating Income	$76.3	$325.5	3.2%	10.3%

Operating loss for fiscal 2016 totaled $41 million, compared to an operating loss of $1,109 million in fiscal 2015. The $1,068 million year-over-year increase in operating income in fiscal 2016 was due to goodwill impairment charges in 2015 that did not repeat in the current year and savings from the company's cost reduction programs partially offset by lower sales volumes, unfavorable product mix, lower manufacturing cost absorption, increased restructuring activities and higher incentive based compensation expense. Fiscal 2016 included an aggregate negative impact of $118 million from restructuring charges, asset impairment charges, mark to market pension charges and merger costs. Fiscal 2015 included a $1,435 million negative impact for restructuring charges, impairment charges, mark to market pension charges, pension curtailment charge, excess purchase accounting and acquisition costs.

Reconciliation of Net Loss and Loss per Share to Adjusted Net Income and Adjusted Earnings per Share
	Year Ended
	October 28, 2016		October 30, 2015
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating loss	$(41.4)		$(1,109.4)
Interest expense, net	45.7		53.4
Loss on early debt retirement	—		14.3
Income tax (benefit) expense	(23.3)		0.9
Net loss and loss per share	(63.8)	$(0.65)	(1,178.0)	$(12.08)
Restructuring and related charges	77.2	0.79	33.5	0.34
Tax benefit on restructuring charges	(18.7)	(0.19)	(11.0)	(0.11)
Pension related items	16.1	0.16	56.9	0.58
Tax benefit on pension related items	(8.0)	(0.08)	(21.8)	(0.22)
Impairment charges	19.0	0.19	1,338.2	13.73
Tax benefit on impairment charges	—	—	(40.1)	(0.41)
Merger costs	5.4	0.05	—	—
Tax benefit on merger costs	(2.0)	(0.02)	—	—
Excess purchase accounting	—	—	5.5	0.06
Tax benefit on excess purchase accounting	—	—	(1.9)	(0.02)
Acquisition costs	—	—	0.8	—
Tax benefit on acquisition costs	—	—	(0.3)	—
Loss on early debt retirement	—	—	14.3	0.14
Tax benefit on loss on early debt retirement	—	—	(5.2)	(0.05)
Net discrete tax (benefit) charge	(12.2)	(0.12)	0.2	—
Adjusted net income and adjusted earnings per share	$13.0	$0.13	$191.1	$1.96

Fully diluted loss per share for fiscal 2016 totaled $0.65 compared to a fully diluted loss per share of $12.08 in fiscal 2015. Fiscal 2016 included a negative impact of $0.78 per share for impairment charges, mark to market pension charges, restructuring charges, and a net discrete tax benefit, compared to $14.04 per share negative impact in fiscal 2015 which included impairment charges, loss on early debt retirement, mark to market pension charges, restructuring charges, excess purchase accounting, pension curtailment charges, acquisition costs and net discrete tax charge.

The effective income tax rate was 27 percent for fiscal 2016, compared to 0 percent in fiscal 2015. Excluding impairment charges, pension items, restructuring charges, and a net discrete tax benefit, the effective income tax rate was 57 percent in 2016. In fiscal 2016, we recognized net discrete tax benefits of $12 million primarily associated with the recognition of previously uncertain tax positions. Excluding impairment charges, pension items, restructuring charges, loss on early debt retirement, acquisition costs, excess purchase accounting and a net discrete tax charge, the effective income tax rate was 30 percent in fiscal 2015. The effective income tax rate for both years was impacted by an increase in the amount of losses in jurisdictions with no currently recognizable benefit.

Liquidity

Cash provided by continuing operations was $254 million for fiscal 2016, compared to $355 million in fiscal 2015. The decrease in cash provided by continuing operations was primarily due to lower earnings excluding non-cash impairment charges and the collection of long term receivables in the prior year, partially offset by increased cash from trade working capital levels. Included in cash provided by operating activities for the year ended October 30, 2015, was a $14 million loss on the retirement of debt, which represented the make-whole premium on the redemption of our 6.0% Senior Notes due 2016.

Capital expenditures were $43 million in fiscal 2016, compared to $71 million in fiscal 2015.

As of the end of the fiscal fourth quarter 2016, $751 million was available for borrowings under our credit agreement. In December 2015, the credit agreement was amended to increase the maximum consolidated leverage ratio starting in the second quarter of 2016 and continuing through to the first quarter of 2018, with a maximum ratio of 4.5x for the fourth quarter of 2016 through the second quarter of 2017.  We were in compliance with all financial covenants under our credit agreement as of the end of the fourth quarter of 2016.

During the year ended October 30, 2015, we purchased 954,580 shares of common stock for approximately $50 million, all of which occurred in the first quarter. Since the inception of the share repurchase program in the fourth quarter of 2013, the company has repurchased approximately 9.8 million shares of its common stock for $533 million. The repurchase program expired in August 2016.

Market Outlook

Although most prices of commodities served by the company improved in the second half of 2016, prices remain substantially below cycle peaks. As a result, prices in many cases have not yet reached a level that stimulates new investment, as industry efforts remain focused on production efficiency and balance sheet improvement. While global economic growth has shown signs of improvement over the past several months, mining industry sentiment remains muted and growth in equipment spending is not expected to recover in 2017.

While copper traded in a tight range around $2.15 per pound for most of the year, fundamentals have recently turned positive. The improving sentiment has largely been led from the supply side as evidence of increasing supply disruptions surfaced during the third quarter. Optimistic outlooks for improving demand, particularly from infrastructure and electric grid investments, helped push copper prices to average $2.47 per pound during November 2016, the strongest month since June 2015. The expected slowdown in supply growth in 2017, along with an improving demand outlook, should result in a relatively tight copper market next year.

2016 has once again been a difficult year for U.S. coal markets as the dual challenge of regulatory pressures and low natural gas prices influence an expected 65-million-ton reduction in coal burn. The decline in U.S. coal burn along with reduced export opportunities has U.S. coal production tracking towards 735 million tons for 2016, an 18 percent decrease from 2015. The demand associated with power plant retirements over the past several years is not expected to return. Although U.S. coal inventories are expected to normalize over the course of 2017, sustained lower natural gas prices, which are forecasted to average $3.30/mmBtu in 2017, will challenge the coal production outlook next year to approximately 750 million tons.

While seaborne metallurgical coal and thermal coal markets have rallied strongly over the course of 2016, their fate remains largely tied to Chinese domestic production policy. Seaborne coal prices began to increase appreciably in July as the Chinese government mandated a reduction in the number of production days from 330 to 276 in an effort to combat significantly oversupplied domestic markets. At the same time, a number of weather-related production disruptions in recent months resulted in a seaborne market that became significantly undersupplied during the second half of the year. The combination of these events resulted in seaborne prices at four-year highs during November. While it remains unclear how long the supply tightness will last in seaborne markets, it is expected that prices will retreat from current levels over the course of 2017.

Part of the rally in seaborne metallurgical coal and iron ore markets has been stronger than expected steel production during 2016. Encouraging housing and industrial production data in China have been the primary drivers behind iron ore prices rising from $41 per tonne in January to the current $79 per tonne level. Looking into 2017, global steel demand is only expected to grow by 0.5 percent, marginally better than 2016, but still relatively weak by historical terms. As such, it is expected that iron ore prices will retreat in 2017 after following met coal prices higher in recent weeks. Given the expected supply growth of iron ore in 2017, prices are projected to trend lower over the course of 2017.

Other metals markets including nickel, platinum and palladium continue to rebalance and have seen pricing improvements since the beginning of the year. While these markets all have different dynamics, they all appear set to improve in 2017, as supply reductions are balanced against an improving demand outlook.

As markets continue to rebalance in 2017 with some selective pricing improvement, the industry as a whole remains cautious on the sustainability of the current recovery. Although global economic activity is expected to improve in 2017 and could provide a catalyst to the industry, a sustained improvement in underlying sentiment remains elusive. In light of this backdrop, capital spending in the mining industry is expected to decline approximately 5 percent in 2017, the smallest decline in the past four years.

Company Review and Outlook

"Despite the continued market headwinds, we were able to achieve a number of important operational and strategic objectives over the course of 2016," continued Doheny.

"Driving a company with world-class safety performance remains one of our core values. During the year, we had 15 facilities around the world that achieved zero-incidence rates for the entire year, a 25 percent improvement from 2015. Additionally, our company-wide recordable incident rate was under 1.0 for the entire year; a company record.

"Early fiscal 2016, we experienced another significant step-down in the U.S. and China coal markets, which necessitated further strategic and proactive cost reduction actions to structurally position the business for profitable future growth and positive cash generation. We accomplished these objectives over the course of the year, achieving over $100 million of year-over-year cost reduction, a decremental margin of 31 percent, ahead of our 34 percent target, and over $260 million of total cash generation. At the same time, in the China market, we re-focused the business on customers who value our differentiated equipment and service offerings and are best positioned for success in this market over the coming years.

"We are committed to strategic growth and market penetration into the industrial minerals and tunneling markets. We are now realizing approximately 50 percent of our business coming from non-coal markets. By demonstrating our product differentiation and lowest total cost of ownership, we were able to gain market share by converting several mine operations from traditional drill and blast to our high-productivity continuous mining methods. This strategic focus led to multiple orders of heavy continuous miners and flexible conveyor trains.

"We remained focused on our new product development growth strategies in our service business including consumables and continued market penetration in hard rock. During 2016, we made significant advances with our hybrid shovel, underground hard rock Joy SR Hybrid Drive LHDs and prototype DynaCut™ hard rock continuous mining system. These products have all been in the field for well over a year proving their capabilities. The hybrid shovel and LHDs are now commercially available and the DynaCut™ system is set to go to market in the next few years. Additionally, despite the market step-down and reduction of our active fleet of equipment, we achieved growth in our consumables offerings and expect to see stronger growth rates as new equipment bookings increase when the industry recovers over the next 12 to 18 months.

“Although some commodity prices have recovered in recent months, our customers remain cautious and are very selective with capital deployment, which will continue to impact the timing and level of incoming orders, and lead to the expected fifth consecutive year of decreased capital expenditures for the industry. We will continue to manage operational and working capital efficiencies and advance our growth strategies in fiscal 2017."

Quarterly Conference Call

In light of the pending merger with Komatsu America Corp. ("Komatsu America"), the company will not hold a conference call to discuss quarterly financial results.

Non-GAAP Financial Measures

We include non-GAAP financial measures in this press release, including adjusted net sales, adjusted operating income from continuing operations, adjusted net (loss) income from continuing operations and adjusted diluted (loss) earnings per share from continuing operations, adjusted income from continuing operations before income taxes and adjusted effective income tax rate. These measures remove the effect of certain items and are provided to present consistency to aid investors in comparing our operating results across periods. These measures are not purported to be alternatives to net sales, operating income (loss) from continuing operations, net income (loss) from continuing operations, diluted (loss) earnings per share from continuing operations or effective income tax rate as presented in accordance with GAAP. Reconciliations of the non-GAAP financial measures to the Company's comparable GAAP financial measures for the periods presented are set forth in this press release.

About Joy Global Inc.

Joy Global Inc. is a leading provider of advanced equipment, systems and direct services for the global mining industry. The company’s P&H, Joy and Montabert branded equipment is a critical component of operations in a variety of commodity markets including energy, hard rock and industrial minerals.

Pending Merger with Komatsu America Corp.

On July 21, 2016, we entered into an Agreement and Plan of Merger with Komatsu America, Pine Solutions Inc. (“Merger Sub”) and (solely for the purposes specified in the merger agreement) Komatsu Ltd., providing for the merger of Merger Sub with and into Joy Global, with Joy Global surviving the merger as a wholly owned subsidiary of Komatsu America (the "Merger"). At the effective time of the Merger, each outstanding share of our common stock (other than dissenting shares and shares owned by certain Merger parties) will be canceled and converted into the right to receive $28.30 per share in cash, without interest.

The consummation of the Merger is subject to satisfaction of customary closing conditions, including among other things, the receipt of stockholder approval and the expiration or termination of any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976 (the "HSR Act") and similar regulatory clearances in certain other jurisdictions. On October 12, 2016, the transaction received early termination of the waiting period under the HSR Act and on October 19, 2016, the company's stockholders approved the Merger.

The transaction is on track to close in mid-2017, or may occur in early-2017, depending on the progress of the remaining regulatory clearance procedures.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as "anticipate," "around," "believe," "could," "estimate," "expect," "forecast," "indicate," "intend," "may be," "objective," "plan," "potential," "predict," "project," "should," "will be," and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from any forward-looking statement. In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable. Forward-looking statements contained herein are made only as to the date of this press release and we undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements include (i) risks associated with general economic conditions and cyclical economic conditions affecting the global mining industry, (ii) risks associated with the international and U.S. commodity markets for coal, copper and other materials mined by our customers, (iii) risks of international operations, including currency fluctuations, (iv) risks associated with acquisitions or divestitures, (v) risks associated with indebtedness, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, (vii) risks associated with labor markets and other risks, (viii) risks arising from regulations affecting the global mining industry, as well as the risks, uncertainties and cautionary statements set forth in our public filings with the Securities and Exchange Commission, and (ix) risks and uncertainties associated with our proposed merger with Komatsu America.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter Ended		Year Ended
	(Unaudited)	(Audited)	(Unaudited)	(Audited)
	October 28, 2016	October 30, 2015	October 28, 2016	October 30, 2015

Net sales	$656,563	$865,568	$2,371,400	$3,172,147
Costs and expenses:
Cost of sales	504,245	664,592	1,855,574	2,333,225
Product development, selling and administrative expenses	135,251	193,129	476,684	583,218
Goodwill impairment charges	—	1,199,256	—	1,199,256
Restructuring and other impairment charges	5,412	152,890	89,896	172,440
Other income	(1,514)	(1,256)	(9,342)	(6,603)
Operating income (loss)	13,169	(1,343,043)	(41,412)	(1,109,389)
Loss on early debt retirement	—	14,311	—	14,311
Interest expense, net	10,957	13,524	45,759	53,429
Income (Loss) from continuing operations before income taxes	2,212	(1,370,878)	(87,171)	(1,177,129)
Provision (Benefit) for income taxes	10,659	(55,055)	(23,326)	875
Net loss before income from discontinued operations	$(8,447)	$(1,315,823)	$(63,845)	$(1,178,004)
Income from discontinued operations, net of income taxes	—	—	5,466	—
Net loss	$(8,447)	$(1,315,823)	$(58,379)	$(1,178,004)

Basic loss per share:
Loss from continuing operations	$(0.09)	$(13.49)	$(0.65)	$(12.08)
Income from discontinued operations	—	—	0.06	—
Net loss	$(0.09)	$(13.49)	$(0.59)	$(12.08)

Diluted loss per share:
Diluted loss from continuing operations	$(0.09)	$(13.49)	$(0.65)	$(12.08)
Income from discontinued operations	—	—	0.06	—
Net loss	$(0.09)	$(13.49)	$(0.59)	$(12.08)

Dividends per share	$0.01	$0.20	$0.04	$0.80
Weighted average shares outstanding:
Basic	98,228	97,530	98,040	97,493
Diluted	98,228	97,530	98,040	97,493

Note - For complete information, including footnote disclosures, please refer to the company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)	(Audited)
	October 28, 2016	October 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$276,709	$102,885
Accounts receivable, net	683,958	812,073
Inventories	814,821	1,007,925
Other current assets	113,877	145,559
Assets held for sale	3,703	—
Total current assets	1,893,068	2,068,442
Property, plant and equipment, net	656,245	792,032
Other assets:
Other intangible assets, net	223,411	255,710
Goodwill	350,843	354,621
Deferred income taxes	171,775	118,913
Other assets	131,089	122,728
Total assets	$3,426,431	$3,712,446
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings, including current portion of long-term obligations	$42,054	$26,321
Trade accounts payable	236,787	275,789
Employee compensation and benefits	91,224	90,335
Advance payments and progress billings	173,121	229,470
Accrued warranties	40,787	52,146
Other accrued liabilities	188,591	225,277
Current liabilities of discontinued operations	—	11,582
Total current liabilities	772,564	910,920
Long-term obligations	964,979	1,060,643
Other liabilities:
Liability for postretirement benefits	14,260	19,540
Accrued pension costs	175,120	175,699
Other non-current liabilities	117,802	125,635
Total other liabilities	307,182	320,874
Shareholders' equity	1,381,706	1,420,009
Total liabilities and shareholders' equity	$3,426,431	$3,712,446

Note - For complete information, including footnote disclosures, please refer to the company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Quarter Ended		Year Ended
	(Unaudited)	(Audited)	(Unaudited)	(Audited)
	October 28, 2016	October 30, 2015	October 28, 2016	October 30, 2015
Operating Activities:
Net loss	$(8,447)	$(1,315,823)	$(58,379)	$(1,178,004)
Income from discontinued operations	—	—	(5,466)	—
Adjustments to continuing operations:
Depreciation and amortization	23,998	39,452	141,900	142,366
Impairment charges	—	1,338,241	18,962	1,338,241
Contributions to defined benefit employee pension and postretirement plans	(1,391)	(1,476)	(13,684)	(16,262)
Defined benefit employee pension and postretirement plan expense	12,643	60,343	10,897	41,759
Other adjustments to continuing operations, net	7,617	(52,380)	28,062	3,737
Changes in working capital items attributed to continuing operations:
Accounts receivable, net	(41,080)	10,174	115,679	208,255
Inventories	78,201	155,074	162,670	28,344
Trade accounts payable	7,407	(51,625)	(31,674)	(112,561)
Advance payments and progress billings	(23,620)	(65,115)	(54,611)	(29,653)
Other working capital items	19,529	69,754	(60,715)	(70,889)
Net cash provided by operating activities	74,857	186,619	253,641	355,333
Investing Activities:
Acquisition of businesses, net of cash acquired	—	—	—	(114,353)
Property, plant and equipment acquired	(10,706)	(13,515)	(42,690)	(71,336)
Proceeds from sale of steel plate mill	28,250	—	28,250	—
Proceeds from sale of property, plant and equipment	4,760	229	24,838	4,300
Other investing activities, net	(928)	(708)	(744)	(83)
Net cash provided (used) by investing activities	21,376	(13,994)	9,654	(181,472)
Financing Activities:
Common stock issued	639	1,801	639	4,654
Dividends paid	(1,011)	(19,493)	(3,984)	(77,950)
Repayments of term loan	—	—	(18,750)	—
Redemption of 6% note due 2016	—	(250,000)	—	(250,000)
Changes in short and other long-term obligations, net	230	1,024	(2,984)	(10,260)
(Payments) borrowings under revolver agreement	—	58,600	(58,600)	58,600
Treasury stock purchased	—	—	—	(50,000)
Financing fees	—	—	(1,011)	—
Net cash used by financing activities	(142)	(208,068)	(84,690)	(324,956)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(697)	(2,572)	(3,271)	(16,211)
Increase (decrease) in Cash, Cash Equivalents and Restricted Cash	95,394	(38,015)	175,334	(167,306)
Cash and Cash Equivalents at the Beginning of Period	182,825	140,900	102,885	270,191
Cash, Cash Equivalents and Restricted Cash at the End of Period	$278,219	$102,885	$278,219	$102,885

Supplemental cash flow information:
Interest paid	$15,982	$22,040	$47,998	$68,177
Income taxes paid	13,949	14,814	39,416	100,087
Depreciation and amortization by segment:
Underground	$14,846	$22,455	$77,188	$82,993
Surface	8,421	15,359	61,297	56,031
Corporate	731	1,638	3,415	3,342
Total depreciation and amortization	$23,998	$39,452	$141,900	$142,366

Note - For complete information, including footnote disclosures, please refer to the company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 28, 2016	October 30, 2015	Change
Net Sales By Segment:
Underground	$358,496	$515,961	$(157,465)	(31)%
Surface	327,773	377,290	(49,517)	(13)%
Eliminations	(29,706)	(27,683)	(2,023)
Total Sales By Segment	$656,563	$865,568	$(209,005)	(24)%

Net Sales By Product Stream:
Service	$514,348	$654,074	$(139,726)	(21)%
Original Equipment	142,215	211,494	(69,279)	(33)%
Total Sales By Product Stream	$656,563	$865,568	$(209,005)	(24)%

Net Sales By Geography:
United States	$162,136	$253,239	$(91,103)	(36)%
Rest of World	494,427	612,329	(117,902)	(19)%
Total Sales By Geography	$656,563	$865,568	$(209,005)	(24)%

Operating (Loss) Income By Segment:			% of Net Sales
Underground	$18,347	$(1,285,723)	5.1%	(249.2)%
Surface	29,700	23,953	9.1%	6.3%
Corporate	(28,320)	(73,090)
Eliminations	(6,558)	(8,173)
Total Operating (Loss) Income	$13,169	$(1,343,033)	2.0%	(155.2)%

Note - For complete information, including footnote disclosures, please refer to the company's Form 10-K filing with the SEC.

	Year Ended
	October 28, 2016	October 30, 2015	Change
Net Sales By Segment:
Underground	$1,293,699	$1,777,865	$(484,166)	(27)%
Surface	1,177,722	1,510,271	(332,549)	(22)%
Eliminations	(100,021)	(115,989)	15,968
Total Sales By Segment	$2,371,400	$3,172,147	$(800,747)	(25)%

Net Sales By Product Stream:
Service	$1,856,237	$2,356,654	$(500,417)	(21)%
Original Equipment	515,163	815,493	(300,330)	(37)%
Total Sales By Product Stream	$2,371,400	$3,172,147	$(800,747)	(25)%

Net Sales By Geography:
United States	$592,175	$1,015,050	$(422,875)	(42)%
Rest of World	1,779,225	2,157,097	(377,872)	(18)%
Total Sales By Geography	$2,371,400	$3,172,147	$(800,747)	(25)%

Operating (Loss) Income By Segment:			% of Net Sales
Underground	$(47,606)	$(1,151,659)	(3.7)%	(64.8)%
Surface	90,523	173,739	7.7%	11.5%
Corporate	(59,851)	(102,746)
Eliminations	(24,478)	(28,723)
Total Operating (Loss) Income	$(41,412)	$(1,109,389)	(1.7)%	(35.0)%

Note - For complete information, including footnote disclosures, please refer to the company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 28, 2016	October 30, 2015	Change
Bookings By Segment:
Underground	$286,911	$364,365	$(77,454)	(21)%
Surface	289,462	293,746	(4,284)	(1)%
Eliminations	(16,951)	(41,316)	24,365
Total Bookings By Segment	$559,422	$616,795	$(57,373)	(9)%

Bookings By Product Stream:
Service	$483,455	$519,130	$(35,675)	(7)%
Original Equipment	75,967	97,665	(21,698)	(22)%
Total Bookings By Product Stream	$559,422	$616,795	$(57,373)	(9)%

	Year Ended
	October 28, 2016	October 30, 2015	Change
Bookings By Segment:
Underground	$1,220,130	$1,574,461	$(354,331)	(23)%
Surface	1,162,383	1,274,418	(112,035)	(9)%
Eliminations	(66,013)	(152,127)	86,114
Total Bookings By Segment	$2,316,500	$2,696,752	$(380,252)	(14)%

Bookings By Product Stream:
Service	$1,902,544	$2,175,345	$(272,801)	(13)%
Original Equipment	413,956	521,407	(107,451)	(21)%
Total Bookings By Product Stream	$2,316,500	$2,696,752	$(380,252)	(14)%

Note - For complete information, including footnote disclosures, please refer to the company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	October 28, 2016	July 29, 2016	April 29, 2016	January 29, 2016
Backlog By Segment:
Underground	$468,308	$539,893	$567,528	$548,262
Surface	378,671	416,982	457,966	403,391
Eliminations	(28,400)	(41,155)	(49,844)	(54,660)
Total Backlog By Segment	$818,579	$915,720	$975,650	$896,993

Backlog By Product Stream:
Service	$439,940	$470,834	$465,424	$414,685
Original Equipment	378,639	444,886	510,226	482,308
Total Backlog By Product Stream	$818,579	$915,720	$975,650	$896,993

Impact of Foreign Exchange on Bookings

	Quarter Ended October 28, 2016			Quarter Ended October 30, 2015	% Change
	As Reported	Impact of Foreign Exchange	Adjusted	As Reported	As Reported	Adjusted
Net Bookings by Segment:
Underground	$286,911	$(14,910)	$301,821	$364,365	(21)%	(17)%
Surface	289,462	1,547	287,915	293,746	(1)%	(2)%
Eliminations	(16,951)	—	(16,951)	(41,316)
Total Bookings by Segment	$559,422	$(13,363)	$572,785	$616,795	(9)%	(7)%

Net Bookings by Product:
Service	$483,455	$(1,572)	$485,027	$519,130	(7)%	(7)%
Original Equipment	75,967	(11,791)	87,758	97,665	(22)%	(10)%
Total Bookings by Product	$559,422	$(13,363)	$572,785	$616,795	(9)%	(7)%

Note - For complete information, including footnote disclosures, please refer to the company's Form 10-K filing with the SEC.

Impact of Foreign Exchange on Bookings

	Year Ended October 28, 2016			Year Ended October 30, 2015	% Change
	As Reported	Impact of Foreign Exchange	Adjusted	As Reported	As Reported	Adjusted
Net Bookings by Segment:
Underground	$1,220,130	$(95,674)	$1,315,804	$1,574,461	(23)%	(16)%
Surface	1,162,383	(13,987)	1,176,370	1,274,418	(9)%	(8)%
Eliminations	(66,013)	—	(66,013)	(152,127)
Total Bookings by Segment	$2,316,500	$(109,661)	$2,426,161	$2,696,752	(14)%	(10)%

Net Bookings by Product:
Service	$1,902,544	$(64,712)	$1,967,256	$2,175,345	(13)%	(10)%
Original Equipment	413,956	(44,949)	458,905	521,407	(21)%	(12)%
Total Bookings by Product	$2,316,500	$(109,661)	$2,426,161	$2,696,752	(14)%	(10)%

RECONCILIATIONS ON NON-GAAP FINANCIAL MEASURES

Non-GAAP Reconciliation of Adjusted Net Sales

	Quarter Ended
	October 28, 2016			October 30, 2015	% Change
	As Reported	Impact of Foreign Exchange	Adjusted	As Reported	As Reported	Adjusted
Net Sales by Segment:
Underground	$358,496	$(10,299)	$368,795	$515,961	(31)%	(29)%
Surface	327,773	797	326,976	377,290	(13)%	(13)%
Eliminations	(29,706)	—	(29,706)	(27,683)
Total Sales by Segment	$656,563	$(9,502)	$666,065	$865,568	(24)%	(23)%

Net Sales by Product:
Service	$514,348	$(3,391)	$517,739	$654,074	(21)%	(21)%
Original Equipment	142,215	(6,111)	148,326	211,494	(33)%	(30)%
Total Sales by Product	$656,563	$(9,502)	$666,065	$865,568	(24)%	(23)%

Note - For complete information, including footnote disclosures, please refer to the company's Form 10-K filing with the SEC.

Non-GAAP Reconciliation of Adjusted Net Sales

	Year Ended
	October 28, 2016			October 30, 2015	% Change
	As Reported	Impact of Foreign Exchange	Adjusted	As Reported	As Reported	Adjusted
Net Sales by Segment:
Underground	$1,293,699	$(67,141)	$1,360,840	$1,777,865	(27)%	(23)%
Surface	1,177,722	(20,290)	1,198,012	1,510,271	(22)%	(21)%
Eliminations	(100,021)	—	(100,021)	(115,989)
Total Sales by Segment	$2,371,400	$(87,431)	$2,458,831	$3,172,147	(25)%	(22)%

Net Sales by Product:
Service	$1,856,237	$(68,916)	$1,925,153	$2,356,654	(21)%	(18)%
Original Equipment	515,163	(18,515)	533,678	815,493	(37)%	(35)%
Total Sales by Product	$2,371,400	$(87,431)	$2,458,831	$3,172,147	(25)%	(22)%

Reconciliation of Operating (Loss) Income to Adjusted Operating Income (Loss) by Segment

	Quarter Ended October 28, 2016
	Underground	Surface	Corporate	Eliminations	Total

Operating (Loss) Income	$18,347	$29,700	$(28,320)	$(6,558)	$13,169
Restructuring and related charges	9,176	906	—	—	10,082
Mark to market pension charges	—	—	16,074	—	16,074
Pension related items	—	—	—	—	—
Merger costs	—	—	2,900	—	2,900
Adjusted Operating Income (Loss)	$27,523	$30,606	$(9,346)	$(6,558)	$42,225

Reconciliation of Operating Income (Loss) to Adjusted Operating Income (Loss) by Segment

	Quarter Ended October 30, 2015
	Underground	Surface	Corporate	Eliminations	Total

Operating Income (Loss)	$(1,285,720)	$23,953	$(73,103)	$(8,173)	$(1,343,043)
Impairment charges	1,316,966	21,275	—	—	$1,338,241
Restructuring and related charges	6,107	5,465	2,333	—	13,905
Mark to market pension income	—	—	63,303	—	63,303
Excess purchase accounting	2,670	—	—	—	2,670
Acquisition costs	787	—	(854)	—	(67)
Adjusted Operating Income (Loss)	$40,810	$50,693	$(8,321)	$(8,173)	$75,009
Note - For complete information, including footnote disclosures, please refer to the company's Form 10-K filing with the SEC.

Reconciliation of Operating (Loss) Income from Continuing Operations to Adjusted Operating Income (Loss) from Continuing Operations by Segment

	Year Ended October 28, 2016
	Underground	Surface	Corporate	Eliminations	Total

Operating (Loss) Income from continuing operations	$(47,606)	$90,523	$(59,851)	$(24,478)	$(41,412)
Impairment charges	18,962	—	—	—	$18,962
Restructuring and related charges	64,131	12,684	395	—	77,210
Pension related items	—	218	15,914	—	16,132
Merger costs	—	—	5,387	—	5,387
Adjusted Operating Income (Loss) from continuing operations	$35,487	$103,425	$(38,155)	$(24,478)	$76,279

Reconciliation of Operating Income (Loss) from Continuing Operations to Adjusted Operating Income (Loss) from Continuing Operations by Segment

	Year Ended October 30, 2015
	Underground	Surface	Corporate	Eliminations	Total

Operating Income (Loss) from continuing operations	$(1,151,659)	$173,739	$(102,746)	$(28,723)	$(1,109,389)
Impairment charges	1,316,966	21,275	—	—	$1,338,241
Restructuring and related charges	18,419	12,451	2,585	—	33,455
Mark to market pension charges	—	—	56,950	—	56,950
Excess purchase accounting	5,480	—	—	—	5,480
Acquisition costs	787	—	14	—	801
Adjusted Operating Income (Loss) from continuing operations	$189,993	$207,465	$(43,197)	$(28,723)	$325,538

Note - For complete information, including footnote disclosures, please refer to the company's Form 10-K filing with the SEC.

Non-GAAP Reconciliation of Effective Income Tax Rate (EITR)
	Quarter Ended October 28, 2016
	(Loss) Income before Income Taxes	(Benefit) Provision for Income Taxes	EITR	Net Income (Loss)

As reported	$2,212	$10,659	481.9%	$(8,447)

Restructuring and related charges	10,082	865		9,217
Pension related items	16,074	7,965		8,109
Merger costs	2,900	1,082		1,818
Net discrete benefit	—	(5,937)		5,937
As adjusted	$31,268	$14,634	46.8%	$16,634

Non-GAAP Reconciliation of Effective Income Tax Rate (EITR)
	Quarter Ended October 30, 2015
	(Loss) Income before Income Taxes	(Benefit) Provision for Income Taxes	EITR	Net Income (Loss)

As reported	$(1,370,878)	$(55,055)	4.0%	$(1,315,823)

Restructuring and related charges	13,905	4,527		9,378
Pension related items	63,302	23,551		39,751
Impairment charges	1,338,241	40,143		1,298,098
Excess purchase accounting	2,670	908		1,762
Acquisition costs	(67)	(40)		(27)
Loss on debt retirement	14,311	5,152		9,159
Net discrete charge	—	607		(607)
As adjusted	$61,484	$19,793	32.2%	$41,691

Non-GAAP Reconciliation of Effective Income Tax Rate (EITR)
	Year Ended October 28, 2016
	(Loss) Income before Income Taxes	(Benefit) Provision for Income Taxes	EITR	Net Income (Loss)

As reported	$(87,171)	$(23,326)	26.8%	$(63,845)

Restructuring and related charges	77,210	18,665		58,545
Pension related items	16,132	7,986		8,146
Impairment charges	18,962	—		18,962
Merger costs	5,387	2,009		3,378
Net discrete benefit	—	12,214		(12,214)
As adjusted	$30,520	$17,548	57.5%	$12,972

Note - For complete information, including footnote disclosures, please refer to the company's Form 10-K filing with the SEC.

Non-GAAP Reconciliation of Effective Income Tax Rate (EITR)
	Year Ended October 30, 2015
	(Loss) Income before Income Taxes	(Benefit) Provision for Income Taxes	EITR	Net Income (Loss)

As reported	$(1,177,129)	$875	(0.1)%	$(1,178,004)

Restructuring and related charges	33,455	10,987		22,468
Pension related items	56,948	21,827		35,121
Impairment charges	1,338,241	40,143		1,298,098
Excess purchase accounting	5,480	1,875		3,605
Acquisition costs	801	276		525
Loss on debt retirement	14,311	5,152		9,159
Net discrete benefit	—	(175)		175
As adjusted	$272,107	$80,960	29.8%	$191,147

Note - For complete information, including footnote disclosures, please refer to the company's Form 10-K filing with the SEC.